Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-154430 on Form N-14 of our report dated August 25, 2008, relating to the financial statements and financial highlights of BlackRock National Municipal Fund, one of the portfolios constituting BlackRock Municipal Bond Fund, Inc. (the “Fund”), appearing in the corresponding Annual Report on Form N-CSR of the Fund for the year ended June 30, 2008. We also consent to the references to us under the captions “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
December 10, 2008